Exhibit 99.1

ZipRecruiter Announces Board of Directors Nomination

SANTA MONICA, CA, March 2, 2022- ZipRecruiter®, a leading online employment marketplace, today announced the appointment of a new member to the company’s Board of Directors (the “Board”) effective on March 4, 2022. Brie Carere will also serve as a member of ZipRecruiter’s Nominating and Corporate Governance Committee.
“Brie is a dynamic and thoughtful business leader who I look forward to welcoming to the Board,” said Ian Siegel, CEO of ZipRecruiter. “Her appointment will strengthen our company as we continue to build a category-defining marketplace that redefines how people find work.”
Brie Carere has served in various roles throughout her 20-plus year tenure at FedEx Corporation. Currently, Ms. Carere serves as Executive Vice President, Chief Marketing and Communications Officer of FedEx Corporation and has done so since January 2019. From October 2016 to December 2018, Ms. Carere served as SVP Global Portfolio Marketing of FedEx Services. From October 2010 to October 2016, Ms. Carere served as Vice President of Marketing, Customer Experience and Corporate Communications at FedEx Express Canada. Ms. Carere holds a B.S. in Commerce from McMaster University of Ontario, Canada. Ms. Carere was selected to serve on the Board because of her experience and expertise as an executive of a multi-national corporation.

About ZipRecruiter
ZipRecruiter® (www.ziprecruiter.com) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past five years1 and is rated the #1 employment job site by G2.2
1 Based on job seeker app ratings, during the period of January 2017 to January 2022 from AppFollow for ZipRecruiter, CareerBuilder, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings as of January 1, 2022.
Contacts
Investors:
Alex Wellins
The Blueshirt Group, for ZipRecruiter
ir@ziprecruiter.com

Corporate Communications:
Shauna Wynne
Public Relations, ZipRecruiter
press@ziprecruiter.com